Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-165286

SUPPLEMENT NO. 1
Dated August 6, 2010
to the Prospectus dated May 1, 2010
for the TIAA Real Estate Account

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated May 1, 2010, which we refer to as the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER FOR TIAA

The prospectus is supplemented by inserting the following under the heading “Officers” in the section of the prospectus entitled “Appendix A - Management of TIAA.”

On July 20, 2010, Teachers Insurance and Annuity Association of America (“TIAA”) appointed Virginia M. (Gina) Wilson as Executive Vice President and Chief Financial Officer of TIAA, effective on such date. Ms. Wilson succeeds Georganne C. Proctor, who will continue in her role as Executive Vice President and Chief Integration Officer of TIAA. Ms. Proctor has served as Executive Vice President and Chief Financial Officer of TIAA since 2006 and Executive Vice President, Chief Financial Officer and Chief Integration Officer of TIAA since January 2010.

Ms. Wilson, age 56, served most recently as Executive Vice President and Chief Financial Officer of Wyndham Worldwide Corporation, one of the world’s largest hospitality firms, following its 2006 spin-off from Cendant Corporation. From 2003 to 2006, she served as Cendant’s Executive Vice President and Chief Accounting Officer. Cendant is a multinational holding company with operations in the real estate, travel, car rental, hospitality, mortgage banking and other service sectors. From 1999 to 2003, Ms. Wilson was corporate controller of MetLife, Inc. and from 1995 to 1999 she was senior vice president and controller of Transamerica Corporation (which was acquired by AEGON NV in 1999). Prior to 1995, Ms. Wilson was an audit partner at Deloitte & Touche LLP. Ms. Wilson is currently a director of the Los Angeles Child Guidance Clinic and is a trustee and vice chair for Catholic Charities in New York.

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